ShengdaTech, Inc. Announces Third Quarter 2009 Results

•	Press Release
•	Source: ShengdaTech, Inc.
•	On 4:00 pm EST, Monday November 9, 2009

SHANGHAI, Nov. 9 /PRNewswire-Asia-FirstCall / --ShengdaTech, Inc. ("ShengdaTech" or the "Company") (Nasdaq: SDTH - News), the leading manufacturer of nano-precipitated calcium carbonate ("NPCC") in China, today reported financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights
--	NPCC revenue for the third quarter of 2009 was $25.4 million relativelyunchanged from the third quarter of 2008
--	NPCC gross profit decreased 6.7% to $10.1 million, NPCC gross margindecreased to 39.7% from 42.3% in the third quarter of 2008
--	EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization)for the third quarter of 2009 was $9.2 million (See Table 4)
--	Net income, all from NPCC, was $4.6 million, or $0.09 per diluted share
--	Executive team is now based at the Company's new world headquarters inShanghai
--	New NPCC facility in Zibo, Shandong Province, commenced production ofPhase I with 60,000 metric tons ("MT") in capacity
--
Signed agreement to acquire Anhui Chaodong Nanomaterials Science andTechnology Co., Ltd. ("Chaodong"), an inactive NPCC facility in Hanshan County, Anhui Province, with 10,000 MT of annual NPCC production capacity

--
Entered into an investment agreement with the Hanshan County governmentto add 200,000 MT of additional production capacity to Chaodong's existing NPCC facility in several stages over the next four years

Third Quarter 2009 Results

"The third quarter of 2009 marked an important period for ShengdaTech, as we successfully implemented our NPCC expansion strategy with the acquisition of Chaodong in Anhui Province. We also began shipping first production products to customers from our newly built NPCC facility in Zibo. During the quarter, we expanded our domestic NPCC customer base with 19 new customers, including seven new polyethylene (PE) manufacturers, six adhesive manufacturers, five tire manufacturers, and one PVC manufacturer," commented Mr. Xiangzhi Chen, President and CEO of ShengdaTech. "Our new NPCC lines in Zibo have ramped up quickly to meet the growing market demand for our products and are on track to reach 80% capacity utilization by year end, and 100% of the plant's 60,000-metric-ton capacity early next year."

Total revenue for the third quarter of 2009 declined 48.5% to $25.4 million from $49.3 million in the third quarter of 2008, reflecting the cessation of production and revenue resulting from the mandatory closure of the Company's Bangsheng Chemical Facility on October 31, 2008. The ceased production resulted from a directive issued by the Tai'an city government due to rezoning of the facility's location into a residential and non-manufacturing area.

Revenue from the NPCC business decreased 0.6% to $25.4 million in the third quarter of 2009 from $25.5 million in the third quarter of 2008. Total volume of NPCC sold during the third quarter of 2009 was up 1.5% to 52,489 metric tons from 51,701 metric tons in the third quarter of 2008. However, the average selling price of the Company's NPCC products declined a modest 2.2% to $483 per metric ton, from $494 per metric ton in the third quarter of 2008 caused primarily by a shift in the overall product mix of applications sold. The Company's NPCC production capacity utilization rate, excluding Zibo, was 100% during both the third quarter of 2009 and 2008.

NPCC for use in tires and PVC represented 34.7% and 25.3% of the Company's NPCC sales for the quarter, respectively. NPCC used in PE accounted for 18.5% of NPCC revenue. Sales from the NPCC products for use in adhesives and latex were 12.2% of total NPCC revenue during the third quarter. NPCC used in ink, paper, paint, and automobile underbody coatings combined to generate 9.3% of NPCC revenue.

The Company's gross profit for the third quarter of 2009, all of which was derived from NPCC products, was $10.1 million as compared with gross profit, which included the chemical operation, of $16.7 million for the third quarter of 2008. Total gross margin was 39.7%, up 5.7 percentage points from 34.0% during the third quarter of 2008. Gross profit for the NPCC segment decreased 6.7% on a year-over-year basis. NPCC gross margin was 39.7% in the third quarter, down 2.6 percentage points from the same quarter last year. The decrease in NPCC gross margin was due to the decrease in average selling price, reclassification of certain export freight from related general and administrative expenses to cost of goods sold, and initial production costs at the Zibo facility.

Selling expenses for the third quarter of 2009, all of which were attributable to NPCC products, were $0.5 million, or 2.2% of revenue, down 35.8% from $0.9 million, or 1.7% of revenue, for the same period last year. The decline in selling expenses was the result of the implementation of a lowered sales commission rate, effective January 1, 2009 and the reclassification of export freight costs to cost of goods sold in the current period, partly offset by higher salary and benefits expenses due to expansion of the NPCC business.

General and administrative (G&A) expenses were $1.4 million, or 5.6% of revenue, up from $1.1 million, or 2.1% of revenue, for the same period last year. The increase was mainly due to increased research and development expenditures, higher professional services expenses, increases in managerial compensation, and increase in amortization of land-use rights related to the Company's growing NPCC operations. These increases were partly offset by the elimination of certain G&A expenses associated with the chemical business as a result of cessation of production at the Company's Bangsheng Chemical Facility.

Operating income for the third quarter of 2009, all of which was derived from the NPCC segment, was $8.1 million, down 45.3% from $14.8 million in the same period a year ago. Operating margin improved to 32.0%, compared to 30.1% in the third quarter of 2008.

Interest expense, related primarily to the Company's convertible notes issued in May and June 2008, was $2.8 million for the three-months ended September 30, 2009, down from $3.5 million a year ago. Interest expense included $1.4 million of contractual coupon interest on the convertible notes, $0.3 million of amortization of debt issuance costs, and $1.5 million of amortization of debt discount. The total interest expense was reduced by $0.3 million interest cost capitalized during the three-month period ended September 30, 2009.

Income tax expense was $0.6 million for the third quarter of 2009 compared to $2.1 million in the same period last year. The Company's effective tax rate decreased to 10.8% from 18.6% for the same period last year primarily due to the fact that the Company applied a higher income tax rate than the enacted rate to the PRC taxable income during the three-month period ended September 30, 2008. The income tax rate was adjusted to reflect the appropriate enacted rate in the three month period December 31, 2008.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization), all of which was derived from the NPCC segment, for the third quarter of 2009 was $9.2 million, down 47.6% from $17.5 million, which included the chemical operation, in the third quarter of 2008.

Net income, almost all of which was derived from the NPCC segment, in the third quarter of 2009 was $4.6 million, down 49.5% from $9.2 million in the same period last year. Diluted earnings per share for the third quarter of 2009 were $0.09, compared with diluted earnings per share of $0.17 in the third quarter of 2008. The Company's diluted weighted average shares outstanding during the quarter were 54,207,742, down 20.7% from 68,335,041 in the same quarter last year, primarily due to exclusion of potential common shares related to the convertible notes from the diluted earnings per share computation because their effect was anti-dilutive for the three-months ended September 30, 2009.

Nine Months Results

Total revenue for the first nine months of 2009 declined 38.5% to $72.4 million due to the ceased production at the Company's Bangsheng Chemical Facility on October 31, 2008 from $117.7 million in the first nine months of 2008. The 2009 NPCC business contributed 99.6% of revenue at $72.1 million, up 24.1% from $58.1 million in the first nine months of 2008. Gross profit for the first nine months of 2009 was $30.0 million, down 27.7% from gross profit of $41.4 million in the comparable period a year ago. Gross margin was 41.4% and 35.2% for the first nine months of 2009 and 2008, respectively. Income from operations was $24.3 million, down 33.6% from $36.6 million in the first nine months of 2008. EBITDA was $29.1 million in the first nine months of 2009, down 28.8% from $40.9 million in first nine months of 2008. Net income for the first nine months of 2009 was $16.1 million, down 38.8% from $26.4 million in the first nine months of 2008. Diluted earnings per share were $0.30 for the first nine months of 2009 compared to $0.49 in the first nine months of 2008. The Company's diluted weighted average shares outstanding during the first nine months of 2009 were 54,204,109, down 10.4% from 60,513,076 in the same period last year, primarily due to exclusion of potential common shares related to the convertible notes from the diluted earnings per share computation because their effect was anti-dilutive for the nine months ended September 30, 2009.

Financial Condition

As of September 30, 2009, ShengdaTech had $105.5 million in cash and $109.3 million in working capital. As of September 30, 2009, shareholders' equity was $163.9 million, up 11.5% from shareholder's equity of $147.0 million as of December 31, 2008. For the first nine months of 2009, the Company generated net cash flow from operating activities of $17.6 million.

Recent Events

On October 26, 2009, the Company announced that it was named on Forbes Magazine's fifth annual list of "Asia's 200 Best Under a Billion" for the year 2009.

In November, the Company announced that the Bureau of Commerce of Anhui Province approved the acquisition of 100% of the equity interest of Anhui Chaodong Nanomaterials Science and Technology Co., Ltd. ("Chaodong"), including existing building, equipment, and mining rights to approximately 14.25 million tons of limestone reserves for approximately $3.8 million. Located in Anhui Province, Chaodong has approximately 10,000 metric tons of annual NPCC production capacity. ShengdaTech will begin to obtain the business licenses and registrations that are necessary to operate Chaodong and plans to rename Chaodong to Puxi Nanomaterials Co., Ltd. ("Puxi"). Upon receipt of these required documents, the Company will invest an additional $2.9 million in Puxi for technological upgrades at the production facility, at which time the Company plans to commence the trial production. Concurrent with the upgrades, ShengdaTech plans to finalize the agreement to purchase land-use rights for approximately 66,767 square meters (16.5 acres) of land from the local government of Hanshan County, Anhui Province (the "Hanshan County government") for the existing Chaodong facility at an estimated cost of approximately $4.4 million.

In connection with the acquisition, the Company entered into a contract with the Hanshan County government to expand Chaodong's existing NPCC facility by adding another 200,000 metric tons of production capacity with a total investment commitment, of approximately $175.7 million. The investment includes the expansion of production capacity, acquisition of additional land-use rights for approximately 341,335 square meters (84.35 acres) of property adjacent to Chaodong that can ultimately accommodate the additional 200,000 metric tons of NPCC production facilities, and exclusive rights to an additional 60 million metric tons of quality limestone. The Company plans to make the investment in several phases over the next four years, the pace of which will be determined by demand and overall market conditions.

Business Outlook

ShengdaTech has commenced production at the Company's newly constructed Phase I NPCC facility in Zibo, Shandong Province in August 2009. With the additional capacity contributed by the Zibo facility, ShengdaTech's total annual production capacity has now increased 31.6% to 250,000 MT at September 30, 2009 from 190,000 MT at December 31, 2008. The Company expects the Zibo facility to achieve 80% capacity utilization by the end 2009 and 100% within the first quarter of 2010.

"With the Chaodong acquisition, we have now successfully established our presence in the Yangtze River Delta, a vital economic region in China. Chaodong's key location expands our footprint in China and will drive our international sales growth. We have recently established a new sales team of well-qualified and experienced personnel in Shanghai to focus on international sales and marketing, commented Mr. Chen. "We believe these targeted sales efforts in promoting our powerful and highly successful value proposition, will prove to be a major force in deepening our market penetration. When combined with the additional capacity from Phase I of the Zibo facility and concurrent entry into the highly industrialized Anhui Province, we are well positioned to capitalize on the diverse growth opportunities available in the high-potential NPCC industry. We also continue to pursue innovative NPCC applications with the efforts of our technologically advanced and dedicated R&D resources to expand our business and strengthen our leading position in the industry."

Conference Call

ShengdaTech will host a conference call at 9:00 a.m. ET on Tuesday, November 10, 2009, to discuss the 2009 third quarter financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-339-2688. International callers should dial +1-617-847-3007. The pass code for the call is 10691351. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, November 10, 2009 at 11:00 a.m. ET. To access the replay, dial 888-286-8010. International callers should dial +1-617-801-6888. The conference pass code is 65764214. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.shengdatechinc.com .. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing and selling nano-precipitated calcium carbonate ("NPCC") products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. ShengdaTech is the only company possessing proprietary NPCC technology in China. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, Malaysia, India and Israel. For more information, contact CCG Investor Relations directly or go to ShengdaTech's website at http://www.shengdatechinc.com ..

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company's ability to resume operations at Chaodong and expand its manufacturing capacity, ability to win new customers in the Yangtze River Delta, and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company's ability to meet the planned expansion schedule for its NPCC capacity, the Company's ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For further information, please contact:

ShengdaTech, Inc.
Andrew Chen, Chief Financial Officer
Tel:   +86-21-5835-8738
Email: andrew.chen@shengdatech.com
Web:   http://www.shengdatechinc.com

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web:   http://www.ccgirasia.com

TABLE 1

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		As adjusted (1)		As adjusted(1)

Net sales	$25,376,060	$49,253,207	$72,362,743	$117,651,564
Cost of goods sold	15,295,481	32,512,083	42,408,918	76,201,700
Gross profit	10,080,579	16,741,124	29,953,825	41,449,864

Operating expenses:
Selling	549,177	855,348	1,397,013	1,944,138
General and administrative	1,419,015	1,050,037	4,278,407	2,930,824
Total operating expenses	1,968,192	1,905,385	5,675,420	4,874,962
Operating income	8,112,387	14,835,739	24,278,405	36,574,902

Other income (expense):
Interest income	62,716	77,039	628,941	149,896
Interest expense	(2,822,212)	(3,541,740)	(7,626,124)	(4,619,918)
Gain on extinguishment of long-term convertible notes	--	--	1,624,844 --
Other expense, net	(161,872)	(107,866)	(221,702)	(121,408)
Other expense, net	(2,921,368)	(3,572,567)	(5,594,041)	(4,591,430)

Earnings before income taxes	5,191,019	11,263,172	18,684,364	31,983,472

Income tax expense	560,608	2,098,768	2,536,216	5,582,965
Net income	$4,630,411	$9,164,404	$16,148,148	$26,400,507

Earnings per share:
Basic	$0.09	$0.17	$0.30	$0.49
Diluted	$0.09	$0.17	$0.30	$0.49
Weighted average shares outstanding:
Basic	54,202,036	54,202,036	54,202,036	54,202,036
Diluted	54,207,742	68,335,041	54,204,109	60,513,076

(1)	Adjusted for the required retrospective adoption of FinancialAccounting Standards Board ("FASB") Accounting Standards Codification ("ASC") subtopic 470-20.

TABLE 2

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
		As adjusted (1)
ASSETS
Current assets:
Cash	$105,459,582	$114,287,073
Accounts receivable	7,061,032	6,806,066
Inventories	1,735,111	2,647,424
Prepaid expenses and other receivables	4,574,099	510,825
Income tax refund receivable	969,116	--
Current deferred income tax assets	1,107,111	--
Total current assets	120,906,051	124,251,388

Property, plant and equipment, net	121,272,186	100,122,522
Land use rights	15,511,000	15,710,333
Debt issuance costs	2,021,732	3,096,073
Deferred income tax assets	665,801	502,793
Other Assets	116,025
Total assets	$260,492,795	$243,683,109

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,106,423	$4,493,551
Accrued expenses and other payables	5,351,456	4,227,184
Income taxes payable	--	1,092,116
Due to related parties	2,136,124	1,737,404
Total current liabilities	11,594,003	11,550,255

Long-term convertible notes	77,723,192	77,926,310
Non-current income taxes payable	1,717,640	1,268,108
Deferred income tax liabilities	5,529,760	5,890,055
Total liabilities	96,564,595	96,634,728

Shareholders' equity:
Preferred Stock, par value $0.00001 authorized:10,000,000 outstanding:
Nil	--	--
Common Stock, par value $0.00001 authorized:100,000,000 issued and outstanding: 54,202,036	542	542
Additional paid-in capital	38,617,782	38,304,541
Statutory reserves	8,130,601	8,130,601
Retained earnings	103,373,041	87,224,893
Accumulated other comprehensive income	13,806,234	13,387,804
Total shareholders' equity	163,928,200	147,048,381

Commitments and contingencies

Total liabilities and shareholders' equity	$260,492,795	$243,683,109

(1)	Adjusted for the required retrospective adoption of FASB ASC subtopic470-20.

TABLE 3

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2009	2008
		As restated and
		adjusted (2)
Cash flows from operating activities:
Net income	$16,148,148	$26,400,507
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,184,802	4,419,395
Land use rights expense	237,306	31,174
Amortization of debt issuance costs	916,232	496,135
Amortization of debt discount	4,115,580	1,832,529
Gain on extinguishment of long-term convertible notes	(1,624,844)	--
Share-based compensation	20,172	43,825
Deferred income tax benefit	(1,337,346)	(728,142)
Changes in operating assets and liabilities:
Accounts receivable	(238,270)	(2,754,437)
Inventories	918,081	(4,246,881)
Prepaid expenses and other receivables	(4,060,110)	(10,499)
Due to related parties	3,904	(434,111)
Accounts payable	(225,606)	(336,644)
Accrued expenses and other payables	1,115,318	3,043,878
Income taxes payable/refund receivable	(2,060,209)	2,447,254
Non-current income taxes payable	446,133	--
Net cash provided by operating activities	17,559,291	30,203,983

Cash flows from investing activities:
Purchase for property, plant and equipment, including interest capitalized	(23,856,337)	(20,267,859)
Payment for land use rights	--	(14,939,604)
Net cash used in investing activities	(23,856,337)	(35,207,463)

Cash flows from financing activities:
Extinguishment of long-term convertible notes	(2,535,745)	--
Proceeds from issuance of long-term convertible notes	--	115,000,000
Payment of debt issuance costs	--	(5,828,136)
Net cash (used in) provided by financing activities	(2,535,745)	109,171,864

Effect of exchange rate changes on cash	5,300	1,905,224

Net (decrease) increase in cash	(8,827,491)	106,073,608
Cash at beginning of period	114,287,073	26,366,568
Cash at end of period	$105,459,582	$132,440,176

Non-cash investing activities:
Accounts payable for purchase of property, plant and equipment	$1,614,378	$3,128,305
Due to related parties for purchase of property, plant and equipment	$1,360,314	$965,835

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$5,484,883	$4,536,420
Cash paid for interest, net of capitalized interest	$1,175,628	--

(2)
As restated to correct errors in the classification of cash flows andadjusted for the required retrospective adoption of FASB ASC subtopic 470-20. For the nine-month period ended September 30, 2008, the effect of the errors was to decrease cash flows provided by operating activities by $4,287,695, decrease cash used in investing activities by $3,704,417 and increase cash flow provided by financing activities by $583,278.

TABLE 4

SHENGDATECH, INC. AND SUBSIDIARIES Reconciliation of Net Income to EBITDA
(Amounts expressed in United States dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Income	4,630,411	9,164,404	16,148,148	26,400,507
Income Tax	560,608	2,098,768	2,536,216	5,582,965
Interest expense, net	2,759,496	3,464,701	6,997,183	4,470,022
Depreciation and amortization	1,224,759	2,779,030	3,422,108	4,450,569
EBITDA	9,175,274	17,506,903	29,103,655	40,904,063
YoY Growth	-47.6%		-28.8%

Note:
EBITDA is a financial measure that is not defined by US GAAP. EBITDAwas derived by calculating earnings before interest, taxes, depreciation, and amortization. The Company's management believes that the presentation of EBITDA provides useful information regarding ShengdaTech's results of operations because it assists in analyzing and benchmarking the performance and value of ShengdaTech's business. The Company's calculation of EBITDA may not be consistent with similarly titled measures of other companies. The table above provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.